Exhibit 99.1
news release
QLT ANNOUNCES FINAL RESULTS OF TENDER OFFER

For Immediate Release	January 30, 2009
VANCOUVER, CANADA — QLT Inc. (“QLT”) (NASDAQ: QLTI; TSX: QLT) announced the final results of its modified “Dutch Auction” tender offer (the “Offer”), which expired at 5:00 p.m. (Eastern time) on January 26, 2009.
QLT has accepted for purchase and cancellation 20,000,000 of its common shares (the “Shares”) at a price of US$2.50 per Share, for a total cost of US$50 million. The purchased Shares represent approximately 26.8% of the Shares outstanding as of January 26, 2009. With the completion of the Offer, QLT now has approximately 54.6 million Shares outstanding.
Based on the final report of the depository for the Offer, approximately 24.5 million shares were properly tendered and not withdrawn at or below a price of US$2.50 per Share. Shareholders who deposited Shares will have approximately 81.8% of their Shares tendered purchased for cancellation, subject to certain limited exceptions as described in the offer to purchase and issuer bid circular of QLT filed with the securities regulatory authorities in the United States and Canada on December 5, 2008, as amended on January 15, 2009. Payment for the Shares accepted for purchase and the return of all other Shares tendered and not accepted for purchase will be carried out promptly by the depository.
Goldman, Sachs & Co. and BMO Capital Markets served as dealer managers for the Offer. Georgeson Shareholder Communications Canada, Inc. served as information agent and Computershare Investor Services Inc. served as the depository.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our website at www.qltinc.com.
QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” and “forward-looking information” of QLT, which involve known and unknown risks, uncertainties and other factors that may cause QLT’s actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially including market factors and QLT’s operating results and other factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the SEC and Canadian securities regulatory authorities. Forward-looking statements are based on QLT’s current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.